The Investment Company of America 333 South Hope Street Los Angeles, California 90071 Telephone (213) 486-9200 Fax (213) 486-9455

December 31, 2012

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to Items 72DD1 and 72DD2, 73A1 and 73A2, 74U1 and74U2, and 74V1 and 74V2, complete answers are as follows:

Item 72DD1 and 72DD2
Total income dividends for which record date passed during the period

Share Class	Total Income Dividends (000’s omitted)
Class A	$1,071,006
Class B	$9,875
Class C	$26,640
Class F1	$44,021
Class F2	$18,360
Total	$1,169,902
Class 529-A	$35,107
Class 529-B	$1,300
Class 529-C	$5,636
Class 529-E	$1,246
Class 529-F1	$881
Class R-1	$1,243
Class R-2	$9,632
Class R-3	$15,612
Class R-4	$16,637
Class R-5	$19,488
Class R-6	$74,938
Total	$181,720

Item 73 A1 and 73A2
Distributions per share for which record date passed during the period

Share Class	Dividends from Net Investment Income
Class A	$0.7200
Class B	$0.4806
Class C	$0.4774
Class F1	$0.7063
Class F2	$0.7869
Class 529-A	$0.6910
Class 529-B	$0.4414
Class 529-C	$0.4600
Class 529-E	$0.6180
Class 529-F1	$0.7563
Class R-1	$0.4849
Class R-2	$0.4900
Class R-3	$0.6147
Class R-4	$0.7131
Class R-5	$0.8008
Class R-6	$0.8162

Item 74U1 and 74U2
Number of shares outstanding

Share Class	Shares Outstanding (000’s omitted)
Class A	1,475,564
Class B	18,361
Class C	54,084
Class F1	61,178
Class F2	25,527
Total	1,634,714
Class 529-A	51,859
Class 529-B	2,701
Class 529-C	12,391
Class 529-E	2,042
Class 529-F1	1,219
Class R-1	2,418
Class R-2	19,456
Class R-3	24,694
Class R-4	23,420
Class R-5	23,102
Class R-6	99,342
Total	262,644

Item 74V1 and 74V2
Net asset value per share (to nearest cent)

Share Class	Net Asset Value Per Share
Class A	$30.16
Class B	$30.06
Class C	$29.95
Class F1	$30.11
Class F2	$30.15
Class 529-A	$30.11
Class 529-B	$30.07
Class 529-C	$30.04
Class 529-E	$30.05
Class 529-F1	$30.09
Class R-1	$30.01
Class R-2	$30.03
Class R-3	$30.09
Class R-4	$30.11
Class R-5	$30.15
Class R-6	$30.15